Exhibit 99.1

THE MAY DEPARTMENT STORES COMPANY REPORTS
RESULTS FOR THE SECOND QUARTER AND
FIRST SIX MONTHS OF FISCAL 2004

     ST. LOUIS, Aug. 10, 2004 - The May Department Stores Company [NYSE: MAY] today announced results for the second quarter of fiscal 2004.
     For the 13 weeks ended July 31, 2004, earnings per share were 33 cents, compared with a net loss per share of 39 cents in the similar period a year ago. Net earnings were $101 million, compared with a net loss of $110 million the prior year.
     Second quarter 2004 earnings included store divestiture costs of $15 million, or 3 cents per share. Excluding these costs, 2004 second quarter earnings were $110 million, or 36 cents per share. Second quarter 2003 earnings included store divestiture costs of $318 million, or 69 cents per share. Excluding these costs, second quarter 2003 earnings were $92 million, or 30 cents per share.
     Net sales for the second quarter 2004 were $2.96 billion, a decrease of 1.5%, compared with $3.00 billion in the 2003 second quarter. Store-for-store sales decreased 2.2% for the quarter. Store-for-store sales for the second quarter decreased 1.6%, excluding the remaining 15 stores May previously announced it will divest.
     For the six months ended July 31, 2004, earnings per share were 57 cents, compared with a net loss per share of 16 cents in 2003. Net earnings were $177 million versus a net loss of $38 million a year ago. Earnings for the first six months of 2004 include store divestiture costs of $22 million, or 5 cents per share. Results for the first six months of 2003 include store divestiture costs of $318 million, or 69 cents per share, and a $31 million, or 10 cents per share, tax credit recorded following the resolution of various federal and state income tax issues.
     Net sales for the first six months of 2004 were $5.92 billion, an 0.8% increase, compared with $5.87 billion in the similar 2003 period. Store-for-store sales decreased 0.2% for the first half of fiscal 2003. Excluding the remaining 15 stores May previously announced it will divest, year-to-date store-for-store sales increased 0.4%.
     Effective July 31, 2004, May completed its acquisition of the Marshall Field's department store group. The acquisition includes substantially all the assets that comprise Marshall Field's, including 62 department stores, inventory, customer receivables, and distribution centers.


                                   - more -


                                      2


     Despite good sales in a number of merchandise categories, our overall sales performance did not meet our expectations in second quarter. Sales of casual sandals, shorts, and other seasonal apparel were not as strong as last year, and apparel clearance - which is a key July sales driver - was less than anticipated. Home furnishings lagged the balance of the store's performance.
     Fashion accessories, led by handbags, small leathers, jewelry, and sunglasses, however, continued to perform well. Dressier ladies' sportswear, ladies' suits, and men's furnishings and tailored clothing also experienced sales increases, as did young men's. Apparel in petite and women's sizes, dresses, and children's were weaker merchandise categories.
     Early Fall selling had a good start, reflecting the resurgence in demand for career looks in both ladies' and men's, as well as the importance of denim and premium denim.
     During the second quarter, May's Bridal Group opened seven David's Bridal stores and four After Hours Formalwear stores. The Bridal Group plans to open an additional 20 David's Bridal stores and 13 After Hours Formalwear stores by year-end.
     Year-to-date, May has opened one new department store: a Hecht's store in Wilmington, N.C. In the second half of 2004, seven additional department stores are planned: two Foley's stores in Houston and El Paso, Texas; a Filene's store in Dartmouth, Mass.; a Hecht's store in Nashville, Tenn.; a Meier & Frank store in Portland, Ore.; a Robinsons-May store in Rancho Cucamonga, Calif.; and a store for The Jones Store in Kansas City, Kan.
     With its acquisition of Marshall Field's, May now operates 497 department stores under the names of Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 220 David's Bridal stores, 454 After Hours Formalwear stores, and 10 Priscilla of Boston stores. May currently operates in 46 states, the District of Columbia, and Puerto Rico.

                                   #  #  #

The company discloses earnings and earnings per share on both a GAAP basis and excluding restructuring costs because it believes these are important metrics, and they are presented to enhance comparability between years. These metrics are used internally to evaluate results from operations.

This release also contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, our ability to hire and retain qualified associates, and those risks generally associated with the integration of Marshall Field's with May. Because of these factors, actual performance could differ materially from that described in forward-looking statements.

PLEASE NOTE: May's second quarter earnings conference call will be accessible in a listen-only format at 10:30 a.m. CT today at www.maycompany.com at the "Webcast" link on the Investor Relations page. Those unable to access the Webcast may listen to the conference call by dialing 1-800-265-0241 and entering pass code #57361632.

             CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS


                                      3

                                   THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                      CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                                      (Unaudited)


                                               13 Weeks Ended                             26 Weeks Ended
                                      July 31, 2004       Aug. 2, 2003       July 31, 2004         Aug. 2, 2003
                                                 % to                % to                % to                % to
(millions, except per share)           $    Net Sales      $    Net Sales      $    Net Sales      $    Net Sales

Net sales                          $ 2,956             $ 3,000             $ 5,919             $ 5,873

Cost of sales:
  Recurring                          2,065     69.9 %    2,118     70.6 %    4,185     70.7 %    4,206     71.6%
  Restructuring markdowns                6      0.2          -      0.0         11      0.2          -      0.0

Selling, general, and
   administrative expenses             634     21.4        657     21.9      1,273     21.5      1,297      22.1
Restructuring costs                      9      0.3        318     10.6         11      0.2        318       5.4
Interest expense, net                   82      2.8         80      2.7        158      2.7        160       2.7

Earnings (loss) before
   income taxes                        160      5.4       (173)    (5.8)       281      4.7       (108)     (1.8)

Provision (credit) for
   income taxes                         59     37.0 *      (63)    37.0 *      104     37.0 *      (70)     65.4 *

Net earnings (loss)                $   101      3.4 %  $  (110)    (3.6)%  $   177      3.0 %  $   (38)     (0.6)%

Diluted earnings (loss) per share  $  0.33             $ (0.39)            $  0.57             $ (0.16)

Excluding restructuring
   costs:
   Net earnings                    $   110      3.7 %  $    92      3.1%   $   191      3.2 %  $   163       2.8 %
   Diluted earnings per share      $  0.36             $  0.30             $  0.62             $  0.53

Dividends paid
   per common share                $  0.24-1/4         $  0.24             $  0.48-1/2         $  0.48

Diluted average shares
   and equivalents                   307.9               289.8               308.1               289.8

 * Percent represents effective income tax rate.


            Net Sales - Percent Increase (Decrease) From Prior Year

Net sales include merchandise sales and lease department income. Store-for-store sales compare sales of stores open during both periods beginning the first day a new store has prior year sales and excludes sales of stores closed during both periods.

                   13 Weeks Ended              26 Weeks Ended
                    July 31, 2004               July 31, 2004
                           Store-for-                  Store-for
                 Total       Store           Total       Store
                 (1.5)%      (2.2)%           0.8%       (0.2)%


                                      4


                           THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited and Subject to Reclassification)

(millions)
                                July 31,    Aug. 2,    LIABILITIES AND            July 31,    Aug. 2,
ASSETS                             2004       2003     SHAREOWNERS' EQUITY           2004       2003
Cash and cash equivalents      $    267   $     77     Notes payable             $    547   $    138
Accounts receivable, net          2,011      1,510     Current maturities of
Merchandise inventories           3,170      2,926      long-term debt                347        164
Other current assets                103        104     Accounts payable and
Total Current Assets              5,551      4,617      accrued expenses            2,680      2,014
                                                       Total Current Liabilities    3,574      2,316
Property and equipment, net       6,145      5,209
Goodwill and other intangibles    3,299      1,627     Long-term debt               5,794      3,934
Other assets                        139        131     Deferred income taxes          792        816
                                                       Other liabilities              511        504
                                                       ESOP preference shares         222        249
                                                       Unearned compensation            -        (91)
                                                       Shareowners' equity          4,241      3,856

                                                       Total Liabilities and
Total Assets                   $ 15,134   $ 11,584       Shareowners' Equity     $ 15,134   $ 11,584




       THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           (Unaudited and Subject to Reclassification)

(millions)                                         26 Weeks Ended
                                                 July 31,   Aug. 2,
                                                    2004      2003

Operating activities:
   Net earnings (loss)                           $   177    $  (38)
   Depreciation and amortization                     285       280
   Asset impairment                                    -       315
   Net decrease in working capital and other         103         1
Total operating activities                           565       558

Investing activities:
   Net additions to property and equipment          (226)     (333)
   Business combinations                          (3,200)      (16)
Total investing activities                        (3,426)     (349)

Financing activities:
   Net issuances (payments) of notes payable
      and long-term debt                           2,692       (28)
   Net issuances (purchases) of common stock          21       (13)
   Dividend payments                                (149)     (146)
Total financing activities                         2,564      (187)

Increase (decrease) in cash and cash equivalents    (297)       22

Cash and cash equivalents, beginning of period       564        55

Cash and cash equivalents, end of period         $   267    $   77


                                      5


              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Interim Results

The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 2003 Annual Report to Shareowners and should be read in conjunction with that report. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year. Operating results of periods, which exclude the Christmas season, may not be indicative of the operating results that may be expected for the fiscal year.

Reclassifications

Certain prior period amounts have been reclassified to conform with current year presentation.

Business Combinations

Effective July 31, 2004, the company completed its acquisition of the Marshall Field's department store group. Marshall Field's operates 62 department stores primarily in the Chicago, Detroit, and Minneapolis metropolitan areas. The company acquired substantially all of the assets that comprise Marshall Field's, including stores, inventory, customer receivables, and distribution centers, and assumed certain liabilities, including accounts payable and accrued expenses. The company also is acquiring the real estate associated with nine Mervyn's store locations in the Twin Cities area. The Mervyn's locations are expected to be transferred during the third quarter 2004. The acquisition is being financed through $2.2 billion of long-term debt and $1.0 billion of short-term borrowings and cash on hand. The long-term debt was issued on July 20, 2004, resulting in additional second quarter interest expense of $4 million, or 1 cent per share.

Marshall Field's results of operations will be included in the company's consolidated statement of earnings beginning August 1, 2004. The company's July 31, 2004, consolidated balance sheet includes the assets acquired and the liabilities assumed using a preliminary purchase price allocation. The purchase price allocation is based on preliminary estimates and is subject to final third-party valuations. The following amounts for Marshall Field's are included in the July 31, 2004, consolidated balance sheet (millions):

                  Cash                           $     3
                  Accounts receivable                559
                  Merchandise inventories            375
                  Property and equipment           1,055
                  Goodwill and other intangibles   1,628
                  Assumed liabilities/other         (420)
                  Net purchase price             $ 3,200

Cost of Sales

For the 13 weeks ended July 31, 2004, recurring cost of sales as a percent of net sales decreased 0.7%, principally because of a 1.2% decrease in the cost of merchandise, offset by a 0.3% increase in buying and occupancy costs. For the 26 weeks ended July 31, 2004, recurring cost of sales as a percent of net sales decreased 0.9%, principally because of a 1.1% decrease in the cost of merchandise. In addition, $6 million and $11 million of restructuring markdowns were incurred in the second quarter and first six months of 2004, respectively, to liquidate inventory as stores to be divested were closing.

Selling, General, and Administrative Expenses (SG&A)

SG&A expenses as a percent of net sales decreased from 21.9% in the second quarter 2003 to 21.4% in the second quarter 2004 because of a 0.5% decrease in payroll. SG&A expenses as a percent of net sales decreased from 22.1% in the first six months of 2003 to 21.5% in the first six months of 2004 because of a 0.6% decrease in payroll.

Restructuring Costs

In July 2003, the company announced its intention to divest 34 underperforming department stores. These divestitures will result in total estimated charges of $380 million, consisting of asset impairments of $317 million, inventory liquidation losses of $35 million, severance benefits of $23 million, and other charges of $5 million. Approximately $50 million of the $380 million represents the cash cost of the store divestitures, not including the benefit from future tax credits. Of the $380 million of expected total charges, $350 million has been recognized to date. The company recognized $15 million and $22 million in the second quarter and first six months of 2004, respectively, and $318 million was recognized in the second quarter and first six months of 2003.


                                      6


Asset impairment charges were recorded to reduce store assets to their estimated fair value because of the shorter period over which they will be used. Estimated fair values were based on estimated market values for similar assets. The company is negotiating agreements with landlords and developers for each store divestiture. Through the end of the second quarter 2004, 19 stores have been closed. Severance benefits are recognized as each store is closed. Severance benefits of $10 million for approximately 1,600 associates and inventory liquidation and other costs of $22 million have been incurred to date. Remaining amounts will be recognized as each store is divested.

Income Taxes

The effective tax rate for the first six months of 2004 was 37.0%, compared with 65.4% for the first six months of 2003. The change is due to a $31 million tax credit recorded in the first quarter 2003 upon the resolution of various federal and state income tax issues. Excluding the $31 million tax credit, the company's estimated effective income tax rate for the first six months of 2003 was 37.0%.

Diluted Earnings (Loss) Per Share

The following tables reconcile net earnings and weighted average shares outstanding to amounts used to calculate basic and diluted earnings (loss) per share ("EPS") for the periods shown (millions, except per share).

                                                13 Weeks Ended
                                    July 31, 2004                        Aug. 2, 2003

                             Earnings      Shares      EPS       Earnings      Shares      EPS
Net earnings (loss)          $    101                            $   (110)
ESOP preference shares'
  dividends                        (4)                                 (4)
Basic EPS                          97       292.1   $  0.33          (114)      289.8   $ (0.39)

ESOP preference shares              3        15.0                       -           -
Assumed exercise of options
 (treasury stock method)            -         0.8                       -           -
Diluted EPS                  $    100       307.9   $  0.33      $   (114)      289.8   $ (0.39)


                                                26 Weeks Ended
                                    July 31, 2004                        Aug. 2, 2003

                             Earnings      Shares      EPS       Earnings      Shares      EPS
Net earnings (loss)          $    177                             $   (38)
ESOP preference shares'
  dividends                        (8)                                 (8)
Basic EPS                         169       291.7   $  0.58           (46)      289.8   $ (0.16)

ESOP preference shares              7        15.2                       -           -
Assumed exercise of options
 (treasury stock method)            -         1.2                       -           -
Diluted EPS                  $    176       308.1   $  0.57      $    (46)      289.8   $ (0.16)


Early Debt Redemption

On August 1, 2004, the company redeemed its $200 million 8-3/8% debentures due in 2024. Accordingly, the $200 million principal repayment is classified as current maturities of long-term debt on the company's consolidated balance sheet as of July 31, 2004. Early redemption costs of $10 million, or 2 cents per share, will be recorded in the 2004 third quarter.


                                      7


Trailing Years' Results

Operating results for the trailing years were as follows (millions, except per share):

                                         52 Weeks Ended
                                      July 31,       Aug. 2,
                                         2004          2003

         Net sales                   $ 13,389       $13,238
         Net earnings                $    649       $   365
         Diluted earnings per share  $   2.14       $  1.15